Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated April 15, 2009
Relating to Preliminary Prospectus Supplement dated April 14, 2009
Registration Statement No. 333-147990
Energy Transfer Partners, L.P.
Pricing Term Sheet and Related Matters
8,500,000 Common Units

Issuer:	Energy Transfer Partners, L.P.

Symbol:	ETP

Size:	$319,175,000

Units sold:	8,500,000 common units representing limited partner interests

Price to public:	$37.55 per common unit

Units outstanding after this	167,511,459 common units representing limited partner
offering (assuming no exercise of	interests
the option to purchase additional units):

Proceeds to ETP (before expenses):	$306,408,000

Option to purchase additional units:	1,275,000 common units

Trade date:	April 15, 2009

Closing date:	April 21, 2009

CUSIP:	29273R109

Underwriters:	Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
UBS Securities LLC
Wachovia Capital Markets, LLC
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Keegan & Company, Inc.
Oppenheimer & Co. Inc.
SMH Capital Inc.
Prior to purchasing the common units being offered pursuant to the preliminary prospectus supplement, on April 15, 2009, Morgan Stanley & Co. Incorporated purchased, on behalf of the syndicate, 239,900 common units at an average price of $37.6834 per unit in stabilizing transactions.
Energy Transfer Partners, L.P. previously filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective on December 11, 2007. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Energy Transfer Partners, L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.
A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the following addresses: Morgan Stanley & Co. Incorporated, Attn: Prospectus Dept., 180 Varick Street, 2nd Floor, New York, NY 10014, Email: prospectus@morganstanley.com, (866) 718-1649, or Citigroup Global Markets Inc., Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Email: batprospectusdept@citi.com, (800) 831-9146, or Credit Suisse Securities (USA) LLC, Attn: Prospectus Dept., One Madison Avenue, New York, NY 10010, (800) 221-1037, or UBS Securities LLC, Attn: Prospectus Dept., 299 Park Avenue, New York, NY 10171, (888) 827-7275, or Wachovia Capital Markets, LLC, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, Email: equity.syndicate@wachovia.com, (800) 326-5897.